Exhibit 99.1

EVCI Career Colleges Holding Corp. Receives Nasdaq
Non-Compliance Letter for Market Value of Publicly Held Shares

YONKERS, NY-- (MARKET WIRE) - February 21, 2008 -- EVCI Career Colleges Holding Corp. (NASDAQ: EVCI) today announced that it received a letter, dated February 15, 2008, from The Nasdaq Stock Market indicating that for the last 30 consecutive trading days EVCI’s common stock has not maintained a minimum market value of publicly held shares (“MVPHS”) of $1,000,000 as required by Marketplace Rule 4310 (c)(8)(B).

Nasdaq’s letter also indicated that EVCI has until May 15, 2008 to regain compliance. If, at anytime before May 15, 2008, the MVPHS of EVCI’s common stock is at least $1,000,000 for a minimum of 10 consecutive trading days, EVCI will regain compliance.

A failure to regain compliance could result in a delisting from The Nasdaq Capital Market.

About EVCI Career Colleges Holding Corp.

EVCI is the holding company for two operating colleges, Technical Career Institutes and the Pennsylvania School of Business.

Founded in 1909, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: business and new media technologies, engineering and information technologies and facilities technologies. TCI's main campus is on 31st Street in New York City diagonally across from Penn Station, and is supported by a nearby annex facility. EVCI acquired TCI in September 2005.

PSB offers two Associate in Specialized Business Degree programs, one allied health diploma program and four information technology diploma programs. PSB is seeking authorization to offer two diploma programs, one to become a medical assistant and the other in culinary arts. PSB is located in Allentown, Pennsylvania. EVCI acquired PSB in January 2005.

Contact:
Joseph D. Alperin, General Counsel
EVCI Career Colleges Holding Corp.
914.623.0700